Exhibit 1.12

E.ON International Finance B.V. · Kabelweg 37 · 1014 BA Amsterdam · The Netherlands	E.ON International Finance B.V.
To the Holders of Notes issued by	Office address:
E.ON International Finance B.V.	Kabelweg 37
1014 BA Amsterdam
The Netherlands
c/o Luxembourg Stock Exchange	T +31-20-475-2235
11, av de la Porte-Neuve	F +31-20-4421-346
L-2227 Luxembourg
Luxembourg

November 4, 2020

Announcement pursuant to Article 15 (2) of the law of January 11, 2008 concerning transparency requirements for issuer of transferable securities (“Loi du 11 janvier 2008 relative aux obligations de transparence sur les émetteurs de valeurs mo-bilières”) of substitution of the issuer and guarantor on 15 bonds after implementation of extraordinary resolutions passed at votes without meeting held by innogy Finance B.V.

To whom it may concern

Following the acquisition of the innogy Group by the E.ON Group, innogy Finance B.V. and innogy SE both became wholly-owned subsidiaries of E.ON SE and are being fully integrated into the E.ON Group. As part of this integration process, the E.ON Group has started to centralise all financing and reporting activities. In this context, E.ON SE and E.ON International Finance B.V. intended to harmonise the funding structure of the E.ON Group by changing the issuer from the innogy Finance B.V. to E.ON International Finance B.V. and to have the notes guaranteed by E.ON SE in lieu of innogy SE.

Holders of bonds issued by innogy Finance B.V. were therefore offered to transfer their bonds to E.ON via consent solicitations under the German Bond Act. The votes without meeting (Abstimmung ohne Versammlung) were held from 0.00 (CET) on September 4, 2020 until 23.59 (CET) on September 11, 2020.

Upon implementation of the extraordinary resolutions passed at the votes without meeting on November 4, 2020, E.ON International Finance B.V. became the issuer of the following bonds:

Chairman of the
Shareholders’ Meeting:
Bond 1		Susanne Weitz
ISIN:	XS0127992336
Issue Date:	April 20, 2001	Directors:
Maturity Date:	April 20, 2021	Jens Otto
Notional Amount:	GBP 570,000,000	Dorus Jacobs
Marga Springintveld
Jack Groesbeek
Bond 2
ISIN:	XS0437307464	Chamber of Commerce
Issue Date:	July 6, 2009	Rotterdam
Maturity Date:	July 6, 2022	No. 33174429
Notional Amount:	GBP 500,000,000	Tax Id. No. 0067.89.572.B.01

Bond 3		Deutsche Bank AG
ISIN:	XS1829217428	Acct. No. 26.54.65.621
IBAN NL81 DEUT
0265 4656 21

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Issue Date:	May 30, 2018
Maturity Date:	November 30, 2022
Notional Amount:	EUR 750,000,000

Bond 4
ISIN:	XS0170732738
Issue Date:	July 3, 2003
Maturity Date:	December 6, 2023
Notional Amount:	GBP 487,500,000

Bond 5
ISIN:	XS0982019126
Issue Date:	October 17, 2013
Maturity Date:	January 17, 2024
Notional Amount:	EUR 800,000,000

Bond 6
ISIN:	XS1829217345
Issue Date:	May 30, 2018
Maturity Date:	May 30, 2026
Notional Amount:	EUR 500,000,000

Bond 7
ISIN:	XS1702729275
Issue Date:	October 19, 2017
Maturity Date:	October 10, 2027
Notional Amount:	EUR 850,000,000

Bond 8
ISIN:	XS1761785077
Issue Date:	January 31, 2018
Maturity Date:	July 31, 2029
Notional Amount:	EUR 1,000,000,000

Bond 9
ISIN:	XS0147048762
Issue Date:	April 26, 2002
Maturity Date:	June 3, 2030
Notional Amount:	GBP 760,000,000

Bond 10
ISIN:	XS0162513211
Issue Date:	February 14, 2003
Maturity Date:	February 14, 2033
Notional Amount:	EUR 600,000,000

Bond 11
ISIN:	XS0909427782
Issue Date:	April 5, 2013
Maturity Date:	April 5, 2033
Notional Amount:	USD 17,400,000

Bond 12
ISIN:	XS0735770637
Issue Date:	January 31, 2012
Maturity Date:	January 31, 2034
Notional Amount:	GBP 600,000,000

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Bond 13
ISIN:	XS0437306904
Issue Date:	July 6, 2009
Maturity Date:	July 6, 2039
Notional Amount:	GBP 1,000,000,000

Bond 14
ISIN:	XS0858598898
Issue Date:	December 3, 2012
Maturity Date:	December 3, 2042
Notional Amount:	EUR 100,000,000

Bond 15
ISIN:	XS0887582186
Issue Date:	February 13, 2013
Maturity Date:	February 13, 2043
Notional Amount:	EUR 150,000,000

In addition, also the conditions of the aforementioned bonds have substantially been aligned to the existing debt issuance programme of E.ON SE. Due payments of principle and interest on these bonds issued by E.ON International Finance B.V. are unconditionally and irrevocably guaranteed by E.ON SE.

This announcement does not constitute an offer of any securities addressed to any person and should not be relied on by any person.

Yours sincerely,

The Directors

Important information:

The notes and any new securities resulting from the liability management exercise (the “Consent Solicitations”) have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law (the “Existing Issuer”), guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws (the “Existing Issuer”) and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this press release has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made

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in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since E.ON International Finance B.V. (the “Substitute Issuer”) and E.ON SE (the “New Guarantor”) are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgement.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.